                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                              LEAPNET, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

May 10, 2001

Dear Leapnet Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Leapnet, Inc., which will be held at our office, which is located at 420 West Huron Avenue, Chicago, Illinois, 60610 on June 5, 2001, at 9:00 a.m. Our office is accessible to handicapped persons. We look forward to greeting as many of you as possible.

    Details of the matters to be considered at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed you will find your proxy card, which allows you to vote on these matters, and Leapnet's Annual Report for fiscal 2000.

    Your vote is important. Please complete and mail in your proxy card promptly, even if you plan to attend the Annual Meeting. You can attend the Annual Meeting and vote in person, even if you have sent in a proxy card.

    On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in Leapnet.

Sincerely,

/s/ Robert M. Figliulo

Robert M. Figliulo
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

May 10, 2001

Notice of Annual Meeting of Stockholders

Dear Leapnet Stockholders:

    The Annual Meeting of the Stockholders of Leapnet, Inc. will be held at Leapnet's headquarters, which is located at 420 West Huron Avenue, Chicago, Illinois, 60610 on June 5, 2001, at 9:00 a.m. for the purpose of voting on the following proposals:

    1.  To elect two directors to the Board;

    2. To approve an amendment to Leapnet's Restated Certificate of Incorporation to effect a reverse stock split of Leapnet's outstanding Common Stock, whereby Leapnet will issue one new share of Common Stock in exchange for five shares of the outstanding Common Stock.

    3. To approve an amendment to Leapnet's Employee Incentive Compensation Plan that would increase the number of shares of Common Stock available for issuance under the Plan;

    4. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 2001; and

    5. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors recommends that Stockholders vote for the Nominees for the Board of Directors and FOR Proposals 2, 3 and 4.

    Only Stockholders of record at the close of business on April 12, 2001 are entitled to notice of, and to vote at, the Annual Meeting.

    All Stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket, which will be required for entry into the Annual Meeting, is attached to the proxy card accompanying this Proxy Statement. Beneficial owners of Leapnet stock who hold stock through a third party, such as a broker, may gain admission by bringing account statements or similar documentation evidencing ownership. Whether or not you plan to attend the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card in the postage-paid envelope provided to ensure your representation.

    You may revoke your proxy at any time before it has been voted, and if you attend the Annual Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

    Leapnet's Annual Report to Stockholders for the period ended December 31, 2000 is enclosed with this Proxy Statement.

By Order of the Board of Directors.

/s/ Robert C. Bramlette

Robert C. Bramlette
CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

May 10, 2001

Proxy Statement

    These proxy materials are furnished in connection with the solicitation by the Board of Directors of Leapnet, Inc., a Delaware corporation, of proxies to be used at the 2001 Annual Meeting of Stockholders of Leapnet and at any adjournment of this meeting.

    The enclosed proxy is solicited by the Board of Directors of Leapnet. The items enumerated herein constitute the only business which the Board of Directors intends to present at the Annual Meeting. The proxy does confer discretionary authority upon Robert C. Bramlette, or his substitutes, to vote the shares of the Stockholders at the Annual Meeting with respect to any other business which may properly come before the Meeting. Mr. Bramlette is Chief Legal Officer of Leapnet.

ANNUAL MEETING ADMISSION

    An admission ticket, which will be required for entry into the Annual Meeting, is attached to the proxy card accompanying this Proxy Statement. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

    Beneficial owners of Leapnet stock who hold stock through a third party, such as a broker, may gain admission by bringing account statements or similar documentation evidencing ownership.

VOTING OF PROXIES

    Your vote is important. Because many Stockholders cannot personally attend the Annual Meeting, it is necessary that they be represented by proxy. Stockholders may vote, sign, date and mail their proxies in the postage-paid envelope provided. Please promptly return your proxy card.

    Proxies may be revoked at any time before they are exercised by written notice to the Corporate Secretary, by timely notice of a properly executed later-dated proxy or by voting in person at the Annual Meeting.

    Voting your proxy by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

    If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote.

STOCKHOLDERS ENTITLED TO VOTE

    Holders of record of Leapnet's Common Stock at the close of business on April 12, 2001, the record date, are entitled to notice of and to vote at the Annual Meeting. On April 12, 2001, there were 29,205,126 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Meeting.

    In accordance with Delaware law, a list of Stockholders entitled to vote at the Annual Meeting will be available during regular business hours at the offices of Leapnet which are located at 420 West Huron Street, Chicago, Illinois, 60610, beginning May 21, 2001, and ending on the date of the Annual Meeting.

REQUIRED VOTE

    The presence, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding on the record date, April 12, 2001, is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of votes cast on proposals presented to Stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    A plurality of the votes cast in person or by proxy is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected), and thus abstentions and broker non-votes will not be counted for the purpose of electing directors. Stockholders will not be entitled to cumulate their votes in the election of directors. To approve Proposal 2, the amendment to our Certificate of Incorporation, a majority of the outstanding shares of Common Stock must be voted in favor of the proposal. To approve Proposal 3, the increase in the number of shares subject to our Employee Incentive Compensation Plan, a majority of the shares of Common Stock voted at the Annual Meeting must be voted in favor of the proposal. To approve
Proposal 4, the ratification of the appointment of Arthur Andersen LLP, a majority of the shares voted at the Annual Meeting must be voted in favor of the proposal.

COST OF PROXY SOLICITATION

    The cost of soliciting proxies will be borne by Leapnet. Leapnet has retained Georgeson Shareholder--New Jersey as solicitation agent to solicit proxies from shareholders and will receive an aggregate fee of approximately $6,000. In addition, proxies may be solicited on behalf of Leapnet by officers, directors, or employees of Leapnet in person or by telephone, facsimile transmission, telegram or electronic transmission. In accordance with the regulations of the Securities and Exchange Commission, The Nasdaq National Market, Inc. and securities exchanges, Leapnet will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy material to the beneficial owners of Common Stock.

STOCKHOLDER COMMUNICATIONS

    Stockholders' comments pertaining to any aspect of Leapnet's business are welcome. Stockholders may write to Leapnet in care of the Corporate Secretary, or visit our website at http://www.leapnet.com. Stockholder comments assist our management in understanding the needs of Leapnet's Stockholders.

STOCKHOLDER ACCOUNT MAINTENANCE

    Leapnet has selected First Chicago Trust Company of New York, a division of EquiServe, as its Transfer Agent. All communications concerning your Stockholder account, including address changes, name changes, requirements to transfer shares, etc., can be handled by calling 1-800-446-2617 or 201-222-4955 (tdd/tty for hearing impaired) or by writing First Chicago Trust Company of New York, c/o EquiServe, P.O. Box 2500, Jersey City, N.J. 07303-2500.

GOVERNANCE OF LEAPNET

    Pursuant to the Delaware General Corporation Law, as implemented by Leapnet's Certificate of Incorporation and By-Laws, Leapnet's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Leapnet's business through discussions with the Chairman and other officers, by reviewing materials provided to them and by participating in Board and Committee meetings.

    The Board held seven meetings in the eleven month period ending
December 31, 2000. Each of the then current directors attended one hundred percent (100%) of the meetings held during the period in which he served as a director. The Audit Committee held two meetings, the Compensation Committee held two meetings, and the Stock Committee did not meet during for the period ending December 31, 2000. All of the then current committee members attended all of the Audit and Compensation Committee meetings.

PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. The Board is composed of two Class I Directors (Messrs. Charles Moran and Stephen J. Tober) whose terms will expire in 2003, three Class II Directors (Messrs. Robert M. Figliulo, David A. Figliulo and Thomas R. Sharbaugh) whose terms expire at the Annual Meeting, and three Class III Directors (Messrs. Peter Poli, Scott Barnum and Charles J. Ruder) whose terms will expire in 2002. At each Annual Meeting, successors to the class of Directors whose term expires at that Annual Meeting will be elected for a three-year term. Mr. Sharbaugh resigned as a director and officer of Leapnet in April, 2001, and he is not seeking re-election.

    Two Class II Directors are to be elected at the Annual Meeting to hold office until the Annual Meeting of Stockholders to be held in the year 2004. All of the directors that are elected will hold office until their terms expire and their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as Directors unless the Stockholder indicates to the contrary on the proxy.

NOMINEES FOR DIRECTOR

ROBERT M. FIGLIULO. 46. CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

    Mr. Figliulo was appointed Chairman of the Board of Directors in November 2000, and he has served as Chief Executive Officer of Leapnet since
May 2000. He had served as Chairman and Chief Executive Officer of SPR Inc. since June 1997 and previously served as President and Chairman of SPR Chicago. Since joining SPR in May 1976, Mr. Figliulo has held numerous positions, including Programmer/Analyst, Account Manager, General Manager of both the Tulsa and Chicago offices and Vice President of Marketing. Mr. Figliulo received a Masters in Business Administration from the University of Chicago in 1987.

DAVID A. FIGLIULO. 40. DIRECTOR AND VICE-PRESIDENT

    Mr. Figliulo was appointed a director of Leapnet in August 2000.
Mr. Figliulo was appointed Vice President--Sales of Leapnet in May 2000. Prior to that time, he served as a director of SPR Inc. and an Executive Vice President since June 1997. Since joining SPR Inc. in July 1989, Mr. Figliulo served as an Account Manager, Vice President of Sales for the Chicago office, and Vice President of the Chicago office. Prior to joining SPR, Mr. Figliulo worked as an Account Manager for Baxter Healthcare, an international pharmaceutical company, in the Oxygen Systems Division, and was recognized as the division's top salesman in the United States in 1987, 1988, and 1989.
Mr. Figliulo received a B.A. degree from St. Mary's University in 1983.

    The Board of Directors recommends a vote FOR each of the nominees listed above.

    The other members of the Board of Directors are as follows:

SCOTT BARNUM. 44. DIRECTOR

    Mr. Barnum joined Leapnet's Board of Directors in May 2000. From
January 1999 through February 2000, Mr. Barnum served as Vice President/General Manager--International for e-Bay, Inc. Mr. Barnum served as President and Chief Operating Officer of Pete's Brewing Company between July 1997 and August 1998. He also held various general manager positions at Miller Brewing Company from August 1993 through July 1997. He presently serves as a director of Pyramid Breweries, Inc., and he also serves as a director or advisory board member of several private companies in the technology and consumer products industries. Mr. Barnum received a Masters in Business Administration from Columbia University in 1982 and a Bachelor's of Business Administration from Pacific Lutheran University in 1977.

CHARLES F. MORAN. 71. DIRECTOR

    Mr. Moran was elected to Leapnet's Board of Directors in July 2001. He served as Senior Vice President--Administration of Sears, Roebuck and Co. from 1989 to 1993, where he was also a member of Sears Management Committee. In this capacity, Mr. Moran's responsibilities included Corporate Operations, Real Estate, Technology, Human Resources and Public Affairs Functions. Mr. Moran also served as Senior Vice President and Chief Information Officer for Sears Roebuck and Co. from 1988-1989. During this period, he developed and implemented the Sears Technology Services Co., combining all voice and data communications, as well as Data Processing for the Sears family of companies. From 1986 to 1988, Mr. Moran was the Senior Executive Vice President and Chief Administrative Officer of Dean Witter Financial Services Group and Discover Card. During his career, he held a number of senior positions at Sears including President, Sears World Trade, Inc.; Vice President, Corporate Planning and Vice President, Operations. Mr. Moran's career with Sears, Roebuck and Co. began in 1954 and extended through the end of 1993, when he retired. He presently serves as a director for Morgan Stanley Dean Witter Trust Company, Discover Bank Company (Delaware), New Castle Trust Company (Delaware), International Insurance Company, Advantica Restaurant Group, Inc., FRD Acquisition Company,West Side Affordable Housing, Inc., and Homan Arthington Foundation. Mr. Moran received a Masters in Business Administration from Fairleigh Dickinson University and a BA degree from Drew University.

PETER POLI. 40. DIRECTOR

    Mr. Poli joined Leapnet's Board of Directors in May 2000. He is the Chief Financial Officer and Secretary for Chicago based I-Works, Inc., an internet infrastructure firm that develops web sites for small businesses. He served as the Vice President and Chief Financial Officer of FTD.COM from April 1999 until April 2000. Prior to joining FTD.COM, Mr. Poli was Chief Financial Officer of Discover Brokerage Direct, Inc., an internet brokerage firm that is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., from March 1997 to
April 1999. He was also a director of Discover Brokerage Direct from July 1998 to April 1999. From 1987 until he joined Discover Brokerage Direct, Mr. Poli served in various capacities at Dean Witter Reynolds Inc., an investment banking firm. Mr. Poli received an A.B. from Brown University in 1983 and an M.B.A. from Harvard Business School in 1987.

CHARLES J. RUDER. 63. DIRECTOR

    Mr. Ruder joined Leapnet's Board of Directors in September 1997. Mr. Ruder served as the President and Chief Executive Officer of the Chicago United Way/Crusade of Mercy for the greater Chicagoland area from 1994 to 1996, when he retired. Mr. Ruder worked at Sears, Roebuck and Co. from 1959 to 1993 in many management capacities, including Vice President of Public Affairs from 1985 to 1993. Prior to that time, he served as region manager for stores located in the Washington, D.C. area and prior to that for the Minnesota area. Mr. Ruder received a Bachelor of Science from Northern Illinois University in 1959.

STEPHEN J. TOBER. 36. DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER

    Mr. Tober was appointed Director, President, and Chief Operating Officer of Leapnet in May 2000. Mr. Tober had served as SPR Inc.'s Chief Operating Officer since June 1998 and as Executive Vice-President--Finance and Business Development since June 1997. Mr. Tober worked in the investment banking division division of Salomon Smith Barney from 1995 through 1997. From 1991 through 1995, Mr. Tober worked in the corporate finance group of the law firm Latham & Watkins. Mr. Tober received a J.D. degree from the University of Virginia School of Law in 1991 and a B.A. degree from Amherst College in 1987.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established the following three Committees:

    AUDIT COMMITTEE. The Audit Committee is presently composed of Peter Poli, Charles F. Moran, and Charles J. Ruder. Mr. Poli serves as Chairman of the Committee. In May 2000, Mr. Gregory Garville resigned from the Committee, and Mr. Poli was appointed to the Committee. In July 2000, Mr. John G. Keane resigned from the Committee, and Mr. Moran was appointed to the Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Leapnet's internal accounting controls. The Audit Committee met two times during the eleven month period ending December 31, 2000, and all of the then current members of the Committee attended the meetings.

    COMPENSATION COMMITTEE. The Compensation Committee is presently composed of Charles J. Ruder, Scott Barnum, and Charles F. Moran. Mr. Ruder serves as the Chairman of the Committee. In May 2000, Mr. Barnum and Mr. Robert M. Figliulo were appointed to the Committee. In July 2000, Mr. Keane resigned from the Committee. In October 2000, Mr. Robert M. Figliulo and Mr. Frederick Smith resigned from the Committee, and in November 2000 Mr. Moran was appointed to the Committee. The Compensation Committee determines the compensation of Leapnet's Executive Officers and makes recommendations concerning the grant of options to purchase shares of Leapnet's stock under Leapnet's Employee Incentive Compensation Plan. The Compensation Committee met two times during the eleven month period ending December 31, 2000, and all of the then current members of the Committee attended all meetings.

    STOCK COMMITTEE. The Stock Committee is presently comprised of Stephen J. Tober and Charles J. Ruder. In May 2000, Mr. Tober was appointed to the Committee and Mr. Garville resigned from the Committee. In November 2000,
Mr. Frederick Smith resigned from the Committee. The Stock Committee is responsible for the administration of Leapnet's 1996 Stock Option Plan, Employee Incentive Compensation Plan and Employee Stock Purchase Plan. The Stock Committee did not meet during the eleven month period ending December 31, 2000. The Board of Directors approved stock options granted during that period.

    OTHER COMMITTEES. The Board of Directors may establish such other committees as are deemed necessary and appropriate from time to time.

COMPENSATION OF DIRECTORS

    Leapnet pays a fee of $2,000 per Board meeting attended, $1,000 per telephonic Board meeting attended and $500 per Committee meeting attended to its directors who are not employees of Leapnet. Mr. Gier received $9,000 for meetings attended during the eleven month period ending December 31, 2000. The Directors may elect to receive options in lieu of the cash payment. Leapnet reimburses such Directors for travel and lodging expenses incurred in connection with their activities on behalf of Leapnet. During the eleven month period ending December 31, 2000, Messrs. Barnum, Garville, Keane, Moran, Poli, and Ruder were granted options to purchase 17,000 shares, 1,000 shares, 3,000 shares, 15,000 shares, 17,000 shares, and 14,000 shares of Common Stock, respectively, pursuant to the Non-Employee Directors' Stock Option Plan.

OTHER EXECUTIVE OFFICERS

    Set forth below are the Executive Officers of Leapnet who are not directors of Leapnet. The Board of Directors elects officers annually and all officers serve at the discretion of the Board.

    STEPHEN T. GAMBILL. 50. Mr. Gambill was appointed Vice President and Chief Financial Officer of Leapnet in May 2000. Prior to that time, he served as SPR Inc.'s Vice President and Chief Financial Officer since July 1996. From 1982 through July 1996, Mr. Gambill, a certified public accountant, held various financial management positions within Natural Gas Pipeline Company of America, a large natural gas pipeline, and most recently served as its Director of Accounting. Prior to 1982, he held various auditing positions with public accounting firms of Coopers and Lybrand and Deloitte, Haskins & Sells.
Mr. Gambill is a C.P.A. and received an M.B.A. from the University of Chicago in 1987 and a B.S. in Accounting from the University of Illinois in 1972.

    ROBERT C. BRAMLETTE. 51. Mr. Bramlette has served as Chief Legal Officer and as Secretary of Leapnet since May 1996. Prior to joining Leapnet, Mr. Bramlette was Of Counsel to the law firm Krupa & Braun, which he joined in February 1996. Prior to joining Krupa & Braun, Mr. Bramlette was employed by Sears, Roebuck and Co. for sixteen years, most recently as its Assistant General Counsel, Real Estate, and prior to that time in a number of positions including Director of Corporate Communications. Currently, Mr. Bramlette is Of Counsel to the firm of Braun & Edwards, Chtd. Mr. Bramlette received a J.D. degree from Northwestern University in 1974 and a B.B.A. from the University of Notre Dame in 1971.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the cash compensation paid during each of the last three fiscal years to the officers who acted as Leapnet's Chief Executive Officer, its other current executive officers, and two former executive officers who received the highest compensation for the eleven month period ending December 31, 2000 (each, a "Named Executive Officer").

                                                                            SECURITIES
                                                                            UNDERLYING     ALL OTHER
NAME                                  PERIOD(1)     SALARY      BONUS ($)   OPTIONS (#)   COMPENSATION
----                                  ---------   -----------   ---------   -----------   ------------
Robert M. Figliulo .................  2000(2)     $179,808           --            --      $ 9,800(3)
  Chairman of the Board and Chief     1999              --           --            --           --
  Executive Officer                   1998              --           --            --           --

Stephen J. Tober ...................  2000(2)     $130,769           --            --      $ 8,790(4)
  President and Chief Operating       1999              --           --            --           --
  Officer                             1998              --           --            --           --

David A. Figliulo ..................  2000(2)     $130,769           --            --      $13,419(5)
  Vice President--Sales               1999              --           --            --           --
                                      1998                           --            --           --

Stephen T. Gambill .................  2000(2)     $104,615           --            --      $ 6,664(6)
  Vice President and Chief Financial  1999              --           --            --           --
  Officer                             1998              --           --            --           --

Frederick Smith ....................  2000        $738,462(7)        --            --      $ 2,000(9)
  Former Chairman of the Board and    1999         200,000           --            --           --
  Chief Executive Officer             1998          52,000(8)        --            --           --

Thomas R. Sharbaugh(10) ............  2000        $184,615           --            --      $ 2,000(9)
  President of Planet Leap, Inc.      1999         200,000           --       100,000           --
                                      1998          52,000(8)        --            --           --

Robert C. Bramlette ................  2000        $139,231       $3,000            --      $ 2,000(9)
  Chief Legal and Strategic Officer   1999         140,562           --        80,000           --
                                      1998         127,846           --        75,000           --

------------------------

 (1) In May, 2000, Leapnet changed its reporting period from a fiscal year ending January 31 to a calendar year ending December 31. The payments reflected in this table for 2000 are for the period February 1, 2000 through December 31, 2000; for 1999 are for the period February 1, 1999 through January 31, 2000; for 1998 are for the period February 1, 1998 through January 31, 1999.

 (2) Messrs. Robert M. Figliulo, Tober, David A. Figliulo, and Gambill joined Leapnet in May, 2000.

 (3) Automobile lease payments made in 2000.

 (4) Automobile lease payments made in 2000.

 (5) Automobile lease payments made in 2000

 (6) Automobile lease payments made in 2000.

 (7) Mr. Smith resigned from Leapnet in November, 2000, and this amount includes a severance payment.

 (8) Messrs. Smith and Sharbaugh voluntarily reduced their salaries during fiscal 1999.

 (9) Matching payments under Leapnet's 401(k) plan in 2000.

 (10) Mr. Sharbaugh resigned from Leapnet in April, 2001.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    No stock option grants or stock appreciation rights were granted to the Named Executive Officers during the eleven month period ending December 31, 2000.

OPTION EXERCISES IN THE LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The Leapnet Named Executive Officers did not exercise any options in fiscal 2000. The following table provides information on unexercised options of Leapnet Named Executive Officers at December 31, 2000.

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 2000 (#)         DECEMBER 31, 2000 ($)
                                          ---------------------------   ---------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      -----------   -------------   -----------   -------------
Robert M. Figliulo......................       6,510       112,840         $0.00          $0.00
Stephen J. Tober........................     366,087        82,460         $0.00          $0.00
David A. Figliulo.......................       4,340        82,460         $0.00          $0.00
Thomas R. Sharbaugh.....................   1,866,666        33,334         $0.00          $0.00
Stephen T. Gambill......................      53,156        30,380         $0.00          $0.00
Robert C. Bramlette.....................     135,416        33,334         $0.00          $0.00

EMPLOYMENT AGREEMENTS

    In May 1, 2000, a wholly owned subsidiary of Leapnet merged with and into SPR Inc. SPR Inc. became a subsidiary of Leapnet, Inc. and changed its name to Leapnet I, Inc. Leapnet I has entered into substantially identical employment agreements with Robert M. Figliulo, Stephen J. Tober, David A. Figliulo, and Stephen T. Gambill. The agreements provide that upon termination of employment by Leapnet I, other than for Cause (as defined in the agreements), death or retirement, the company will pay the executive an amount equal to no more than the executive's annual base compensation in effect at the time of termination. The agreements also generally provide that in the event of a change in control (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under the then applicable tax laws, Leapnet I will pay the executive a payment equal to the sum of: (i) the executive's most recent base annual compensation and annual bonus for the fiscal year prior to the date of the change in control; plus (ii) the cash value of the insurance protection (including dependent coverage) then in effect with respect to Leapnet I's health insurance plan, based upon the cost of such insurance to Leapnet I for a 12-month period following the change in control date. The agreements also contain noncompetition, nonsolicitation, and nondisclosure covenants. The employment agreements for Messrs. Robert M. Figliulo, David A. Figliulo, and Stephen J. Tober were amended on January 27, 2000 to preserve their target bonus program after the merger by substituting Leapnet stock for SPR stock.

    Leapnet entered into employment agreements with Thomas R. Sharbaugh and Robert C. Bramlette. The agreements provide that upon termination of employment by Leapnet, other than for Cause (as defined in the agreements), death or retirement, Leapnet will pay the executive an amount equal to no more than the executive's annual base compensation in effect at the time of termination. The agreements also generally provide that in the event of a change in control (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under the then applicable tax laws, Leapnet will pay the executive a payment equal to the sum of: (i) the executive's most recent base annual compensation and annual bonus for the fiscal year prior to the date of the change in control; plus (ii) the cash value of the insurance protection (including dependent coverage) then in effect with respect to Leapnet's health insurance plan, based upon the cost of such insurance to Leapnet for a 12-month period following the change in control date. The agreements also contain noncompetition, nonsolicitation, and nondisclosure covenants. In April, 2001, Mr. Sharbaugh resigned as a director and officer of Leapnet and its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee met two times during the eleven month period ending December 31, 2000. At the meetings, the Committee reviewed the employment contracts of Named Executive Officers and other senior executives of Leapnet. The salary and bonuses paid to Messrs. Robert M. Figliulo, Stephen J. Tober, and David A. Figliulo, and the salary paid to Stephen T. Gambill followed the amounts due pursuant to these executives agreements described above. The amount paid to Mr. Smith was determined by his employment agreement and his separation agreement.

    The Committee's goal is to provide a compensation package that will enable Leapnet to attract and retain talented executives, reward outstanding performance and link the interests of Leapnet's executives to the interests of Leapnet's Stockholders. The Board of Directors currently intends for all compensation paid to the Named Executive Officers to be tax deductible to Leapnet pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation paid to the Named Executive Officers in excess of $1,000,000 cannot be deducted by Leapnet for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by Stockholders. In the future, however, if, in the judgment of the Board, the benefits to Leapnet of a compensation program that does not satisfy the arbitrary and inflexible conditions of Section 162(m) outweigh the costs to Leapnet of the failure to satisfy these conditions, the Board may adopt such a program.

    Report submitted by the Compensation Committee of the Board of Directors:

Charles J. Ruder, Chairman
Scott Barnum
Charles F. Moran

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Ruder, Barnum, and Moran are members of the Compensation Committee. Committee members have no "interlocking" relationships as defined by the Securities and Exchange Commission.

CERTAIN TRANSACTIONS

    On February 2, 1998, Leapnet received proceeds of a loan from Alliance Banking Company of New Buffalo, Michigan, in the amount of $665,000 that is secured by a mortgage on the property located at 22 West Hubbard, Chicago, IL. 60610. The loan was due on January 27, 2001. The full amount of such indebtedness was personally guaranteed by Mr. Frederick Smith. The loan was approved by all of the directors; however, R. Steven Lutterbach, then a director of Leapnet, did not vote because he is a significant stockholder in Alliance. On March 3, 2000, the property was sold, and the loan was paid in full.

    In February, 2000, Mr. Stephen J. Tober borrowed $200,000 from SPR Inc., now known as Leapnet I, Inc., and the loan was approved by the directors of SPR. The promissory note is unsecured, and it provides for interest at the rate of 6% per annum. As of December 31, 2000, $150,000 principal remained outstanding; and as of March 31, 2001, $130,000 principal remained outstanding. Mr. Tober paid interest in the amount of $9541 during the year 2000, and he paid interest in the amount of $2117 through March 31, 2001.

    During the eleven month period ending December 31, 2000, Leapnet paid fees of approximately $80,278 to another law firm having a partner who was a stockholder of Leapnet and a brother of certain executive officers of Leapnet.

    Leapnet has adopted a policy that all transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between Leapnet and its officers, directors, principal Stockholders and affiliates will be approved by a majority of Leapnet's independent directors.

TOTAL RETURN PERFORMANCE GRAPH

    The total return graph is presented for the approximate 52-month period since Leapnet's initial public offering on September 27, 1996. The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of Leapnet, the Nasdaq National Market Index, and Leapnet's Peer Group. Leapnet's Peer Group is comprised of Agency.com, Ltd., marchFIRST, Inc., iXL Enterprises, Inc., Organic, Inc., and Razorfish, Inc. Leapnet has selected this Peer Group because it includes companies that offer a blend of services similar to the range of services that Leapnet provides. The companies within the Peer Group are of different sizes. Total shareholder return is weighted according to market capitalization so that companies with a larger market capitalization have a greater impact on the Peer Group Index results. Historical stock price performance during the period shown may not be indicative of future stock performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                      PERFORMANCE GRAPH FOR LEAPNET, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              LEGEND
Symbol                              CRSP Total Returns Index for:  09/1996  01/1997  01/1998  01/1999  01/2000  12/2000
Leapnet, Inc.                                                        100.0     68.3     12.2     28.4     54.6      8.5
Nasdaq Stock Market (US Companies)                                   100.0    112.0    132.2    206.9    323.3    201.8
Self-Determined Peer Group                                           100.0     86.6    124.1    286.6    441.3     16.1

COMPANIES IN THE SELF-DETERMINED PEER GROUP
AGENCY COM LTD                               I X L ENTERPRISES INC
MARCHFIRST INC                                         ORGANIC INC
RAZORFISH INC

NOTES:
              A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
                           B. The indexes are reweighted daily using the market capitalization on the previous trading day.
        C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceeding trading day is used.
                                                         D. The index level for all series was set to $100.0 on 09/27/1996.

* $100 invested on 9/27/96 in stock or index--including reinvestment of dividends. Calendar year ending December 31, 2000.

Peer Group                      MarchFIRST, Inc.                Organic, Inc.
Agency.com, Ltd.                iXL Enterprises, Inc.           Razorfish, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information concerning the beneficial ownership of Leapnet's Common Stock as of April 12, 2001, for: (a) each incumbent Director and each of the nominees for Director; (b) each of the current Named Executive Officers not listed as a Director; (c) each person known by Leapnet to own beneficially more than 5% of the outstanding Common Stock; and
(d) Directors and Executive Officers as a group.

                                                       AMOUNT OF SHARES      PERCENT OF TOTAL
NAME OF INDIVIDUAL(1)                                BENEFICIALLY OWNED(2)   STOCK OUTSTANDING
---------------------                                ---------------------   -----------------
Robert M. Figliulo(3)..............................        2,588,888                8.6%
Frederick A. Smith(4)..............................        2,049,000                6.8%
Thomas R. Sharbaugh(5).............................        1,866,666                6.2%
David A. Figliulo(6)...............................        1,785,657                6.0%
T. Rowe Price & Associates, Inc.(7)................        1,573,792                5.2%
Stephen J. Tober(8)................................          384,275                1.3%
Robert C. Bramlette(9).............................          153,837                  *%
Stephen T. Gambill(10).............................           73,248                  *%
Charles J. Ruder(11)...............................           63,500                  *%
Scott Barnum(12)...................................           24,500                  *%
Peter Poli(13).....................................           23,500                  *%
Charles F. Moran(14)...............................           23,000                  *%
All Directors, Nominees and Executive Officers as a
  group (9 individuals)(15)........................        5,120,405               17.1%

------------------------

  *  Less than one percent.

 (1) Unless otherwise noted below, the address of each person listed is: c/o Leapnet, Inc., 420 W. Huron Street, Chicago, IL 60610.

 (2) Unless otherwise noted below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (3) Includes 595,889 shares owned by the Robert M. Figliulo Grantor Retained Annuity Trust, for which Robert M. Figliulo serves as sole trustee and has sole investment and voting discretion, includes 269,978 shares owned by Figliulo Family Associates II L.P., a Delaware limited partnership, for which partnership Robert M. Figliulo is a general partner and serves as trustee and has sole investment and voting discretion, and includes 65,100 shares owned by the Robert M. and Kim M. Figliulo Family Foundation, for which Robert M. Figliulo serves as trustee and has sole investment and voting discretion. Includes 30,379 shares issuable pursuant to currently exercisable options.

 (4) Based on information contained in our proxy dated June 9, 2000 and a form 144 filing by Mr. Smith on September 12, 2000. Includes 174,000 shares held by trusts for Mr. Smith's children, for which Mr. Smith, as co-trustee, shares voting and investment power.

     Mr. Smith resigned as a director in November, 2000. Mr. Smith's address is 255 S. Prospect, Clarendon Hills, IL 60514.

 (5) The shares shown are issuable to Mr. Sharbaugh pursuant to currently exercisable options, of which 1,866,666 shares are exercisable within 60 days of the date of this proxy. Mr. Sharbaugh's address is 810 Fox Glen Drive, St. Charles, IL 60174

 (6) Includes 542,217 shares owned by the David A. Figliulo Grantor Retained Annuity Trust, for which David A. Figliulo serves as sole trustee and has sole investment and voting discretion. Does not include an aggregate of 60,693 shares held by the Figliulo Family Associates, L.P., a Delaware limited partnership, of which partnership Mr. Figliulo is a General Partner. Mr. Figliulo disclaims beneficial ownership of such shares. Includes 21,700 shares issuable pursuant to currently exercisable options.

 (7) Based on Schedule 13G dated February 2, 2000, jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The address of these companies is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power over 1,573,792 shares.

 (8) Includes 383,447 shares issuable pursuant to currently exercisable options.

 (9) Includes 152,083 shares issuable pursuant to currently exercisable options.

 (10) Includes 59,666 shares issuable pursuant to currently exercisable options.

 (11) Includes 62,000 shares issuable pursuant to currently exercisable options.

 (12) Includes 24,500 shares issuable pursuant to currently exercisable options.

 (13) Includes 23,500 shares issuable pursuant to currently exercisable options.

 (14) Includes 23,000 shares issuable pursuant to currently exercisable options.

 (15) The shares shown include 2,646,941 shares issuable pursuant to currently exercisable options and 2,646,941 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Leapnet's Executive Officers and Directors, and persons who beneficially own more than ten percent (10%) of Leapnet's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to Leapnet and written representations from Leapnet's Executive Officers and Directors, Leapnet believes that all such forms were filed in a timely manner during the eleven month period ending December 31, 2000.

PROPOSAL 2--REVERSE STOCK SPLIT PROPOSAL

    The Board of Directors of Leapnet has approved a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock on the terms described below, which we refer to as the "Reverse Stock Split". The Board of Directors has declared this amendment to the Certificate of Incorporation to be advisable and has recommended that the amendment be presented to the stockholders of Leapnet for approval.

    Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. If approved by the stockholders, the Reverse Stock Split will be effected by an amendment to the Certificate of Incorporation in substantially the form attached to this Proxy Statement (See Appendix 1, which is separately attached) and will become effective upon the filing of this amendment with the Secretary of State of Delaware. The following discussion contains a summary of this amendment, and you are advised to read Appendix 1 in full.

    Upon the filing of the amendment relating to the Reverse Stock Split, five shares of issued and outstanding Common Stock (including any treasury stock held by Leapnet) will be automatically converted into one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split. Instead, Leapnet will pay each holder of a fractional interest an amount in cash equal to the then market value of such fractional interest. Such market value will be determined by calculating the average closing price of the Common Stock on the Nasdaq National Market for the twenty business days prior to the date of the Reverse Stock Split amendment is filed with the Secretary of State of the State of Delaware.

    If the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of Leapnet and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of Leapnet, the Board may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or certain other factors described herein. See "Effect of the Reverse Stock Split Proposal" for a discussion of these factors.

    Dissenting stockholders have no appraisal rights under Delaware law, Leapnet's Certificate of Incorporation or Leapnet's Restated By-laws in connection with the approval of the Reverse Stock Split amendment and the consummation of the Reverse Stock Split.

    The following stockholders of Leapnet, holding in the aggregate 4,338,630 shares of Common Stock as of April 12, 2001, have expressed their intention to vote in favor of the Reverse Stock Split: Robert M. Figliulo, David A. Figliulo, Stephen J. Tober, Stephen T. Gambill, and Robert C. Bramlette. These shares represent 14.5% of the total issued and outstanding Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT

    The primary purpose of the Reverse Stock Split is to reduce the outstanding shares of Common Stock so that the Common Stock outstanding after giving effect to the Reverse Stock Split trades at a higher price per share than the Common Stock outstanding before giving effect to the Reverse Stock Split. Leapnet believes that a higher trading price for its Common Stock will aid Leapnet in remaining eligible for listing on the Nasdaq National Market. The Common Stock must maintain a minimum bid price of $1.00 per share in order to remain eligible for continued listing on the Nasdaq National Market.

    Leapnet expects, but cannot assure you, that the Reverse Stock Split will enable the Common Stock to trade above the $1.00 minimum bid price established by the Nasdaq National Market listing requirements for continued listing on the Nasdaq National Market and to satisfy the minimum bid price requirement for at least ten consecutive trading days thereafter. On May 9, 2001, the last reported sale price of the Common Stock on the Nasdaq National Market was $0.42 per share.

    On May 8, 2001, Leapnet received a notice from The Nasdaq National Market stating that the Common Stock had failed to maintain a bid price of at least $1.00 for ten consecutive trading days during the prior ninety day period, and that the Common Stock would be delisted as a result thereof. Leapnet intends to file a formal appeal to the Nasdaq Listing Qualifications Panel of this determination by the staff of the Nasdaq National Market, and understands that the delisting action would be stayed during the appeal process. Management has also had several discussions with members of the staff of the Nasdaq National Market regarding the potential delisting of the Common Stock, and the intention of Leapnet to request that its stockholders approve the Reverse Stock Split. Leapnet's management believes that it is essential that the Reverse Stock Split be approved by the stockholders in order for Leapnet to successfully appeal the staff's determination that the Common Stock should be delisted, although no assurance can be given that even if the Reverse Stock Split is approved that the Common Stock will continue to be listed on the Nasdaq National Market.

    Leapnet believes that maintaining the listing of its Common Stock on the Nasdaq National Market is in the best interest of Leapnet and its stockholders. Inclusion in the Nasdaq National Market increases liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a Nasdaq National Market listing may enhance Leapnet's access to capital and increase its flexibility in responding to anticipated capital requirements. Leapnet believes that prospective investors will view an investment in it more favorably if its shares qualify for listing on the Nasdaq National Market.

    Leapnet also believes that the current per share price level of the Common Stock has reduced the effective marketability of Leapnet's shares of Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Certain investors view low-priced stock as speculative and unattractive, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stock. Such policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

    Finally, because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

    If the Common Stock is not listed on the Nasdaq National Market and the trading price of the Common Stock were to remain below $1.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

    As discussed below, in the event that the Common Stock is delisted from the Nasdaq National Market, Leapnet may not qualify for listing on the Nasdaq SmallCap Market. See "Other Nasdaq Requirements" for a discussion of these qualifications. In such an event, sales of the Common Stock would likely be conducted only in the over-the-counter market or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the Common Stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

    For all the above reasons, Leapnet believes that the Reverse Stock Split is in the best interests of Leapnet and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the Common Stock will increase by a multiple equal to the ratio of the Reverse Stock Split or result in the permanent increase in the market price, which is dependent upon many factors including the performance and prospects of Leapnet. Also, should the market price of a share of Common Stock decrease, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Leapnet may be greater than what would have occurred in the absence of the Reverse Stock Split. Furthermore, the possibility exists that the liquidity of the Common Stock could be adversely affected by the Reverse Stock Split. Finally, the market capitalization of Leapnet after the Reverse Stock Split may decrease, and may negatively affect Leapnet's ability to comply with other requirements of the Nasdaq National Market, such as the market value of its public float.

EFFECT OF THE REVERSE STOCK SPLIT

    Although Leapnet expects to file the amendment to its Certificate of Incorporation which effects the Reverse Stock Split with the Delaware Secretary of State's office promptly following the approval of the Reverse Stock Split proposal at the Meeting, the actual timing of such filing will be determined by the Board of Directors based upon its evaluation as to when such action is most advantageous to Leapnet and its stockholders. Further, notwithstanding approval of the Reverse Stock Split proposal by the stockholders, the Board of Directors may elect not to file the Reverse Stock Split amendment. The Board of Directors may at any time make any and all changes to the Reverse Stock Split amendment that it deems necessary in order to file this amendment with the Secretary of State of the State of Delaware and to give effect to the Reverse Stock Split.

    After the effective date of the Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional interests resulting from the Reverse Stock Split) as such stockholder held prior to the effective date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, shares of Common Stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately with respect to the Reverse Stock Split in accordance with their terms as of the effective date, as will the number of shares of Common Stock available for award grants under Leapnet's Employee Incentive Compensation Plans, Leapnet's Non-Employee Director Stock Option Plan, and Leapnet's Employee Stock Purchase Plan. For example, a holder of an option to purchase 100 shares of Leapnet Common Stock at $1.00 per share, upon the effectiveness of the Reverse Stock Split, will have an option to purchase 20 shares of Leapnet Common Stock at $5.00 per share.

    The Reverse Stock Split may also result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

    The Reverse Stock Split will not affect the par value of the Common Stock or the number of authorized shares of Common Stock. As a result, on the effective date of the Reverse Stock Split amendment, the stated capital on Leapnet's balance sheet will be reduced to 1/5th of its present amount, and the additional paid-in capital account will be increased accordingly. The per share net income or loss and net book value per share of the Common Stock will also be increase because there will be fewer shares of Common Stock issued and outstanding.

    Based on the 29,205,126 shares Common Stock outstanding as of April 12, 2001, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split, based on the exchange ratio range included in the Reverse Stock Split proposal is 5,841,025.

    The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in Leapnet (except with respect to adjustments for fractional interests). None of the rights currently accruing to holders of the Common Stock or options to purchase Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the effective date.

    Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued and outstanding (excluding shares issuable upon exercise of options and shares held in the treasury) would increase from approximately 70,794,974 to 94,158,975. Although this increase could, under certain circumstances, have an anti-takeover effect (by, for example, permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Leapnet with another company), the Reverse Stock Split is not being proposed in response to any effort of which management of Leapnet is aware to accumulate shares of Common Stock or obtain control of Leapnet, nor is it part of a similar plan by management.

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

    The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the effective date of the Reverse Stock Split without any action on the part of stockholders and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the effective date of the Reverse Stock Split, five shares of Common Stock will be converted and reclassified into one share of post-split Common Stock.

    For example, a holder of 100 shares immediately prior to the effective date of the Reverse Stock Split would hold 20 shares after the effective date. Fractional shares of Common Stock will not be issued, but instead, Leapnet will pay each holder of a fractional interest an amount in cash equal to the then market value of such fractional interest. Such market value will be determined by calculating the average closing price of the Common Stock on the Nasdaq National Market for the twenty business days prior to the date the Reverse Stock Split amendment is filed with the Secretary of State of the State of Delaware.

    As soon as practicable after the effective date of the Reverse Stock Split, transmittal forms will be mailed to each holder of record of shares of Common Stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of Common Stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

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
STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM LEAPNET.

    As of the effective date of the Reverse Stock Split, each certificate representing shares of Common Stock outstanding prior to the effective date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

OTHER NASDAQ REQUIREMENTS

    In addition to the $1.00 minimum bid price per share requirement described above, the continued listing of the Common Stock on the Nasdaq National Market is subject to the maintenance of the other quantitative and qualitative requirements set forth in the Nasdaq National Market Listing Requirements. In particular, the Nasdaq National Market Listing Requirements require that a company currently included in the Nasdaq National Market meet each of the following standards in either of the two following maintenance standards to maintain its continued listing:

                 NASDAQ NATIONAL MARKET LISTING CONSIDERATIONS:

MAINTENANCE STANDARD 1

(1) Net tangible assets of $4,000,000;

(2) a public float of 750,000 shares;

(3) a market value of public float of $5,000,000;

(4) a minimum bid price of $1 per share;

(5) 400 round lot shareholders;

(6) two market makers; and

(7) compliance with Nasdaq corporate governance rules;

OR

MAINTENANCE STANDARD 2

(1) either (a) a market capitalization of $50 million or (b) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

(2) a public float of 1,100,000;

(3) market value of public float of $15 million;

(4) a minimum bid price of $5 per share;

(5) 400 round lot shareholders;

(6) four market makers; and

(7) compliance with Nasdaq corporate governance rules.

    Although Leapnet believes that it will meet each of the requirements for Maintenance Standard 1 as of the first full trading day after the date the Reverse Stock Split amendment is filed with the Secretary of State of the State of Delaware, there can be no assurance that such will be the case or that other factors will not cause Leapnet to fail to meet such requirements.

    In the event that Leapnet is unable to satisfy the requirements for continued listing on the Nasdaq National Market, Leapnet may not be able to satisfy the requirements for listing on the Nasdaq SmallCap Market on an ongoing basis either before or after the Reverse Stock Split

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, judicial decisions and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

    This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

    Except as discussed below, no gain or loss should be recognized by a stockholder who receives only Common Stock in connection with the transactions contemplated by the Reverse Stock Split. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange therefore in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. The receipt of a cash payment in lieu of a fractional interest will result in recognition of gain or loss for federal income tax purposes.

    The Board of Directors recommends that Stockholders vote FOR approval of the Reverse Stock Split proposal.

PROPOSAL 3--AMENDMENT TO THE COMPANY'S EMPLOYEE INCENTIVE COMPENSATION PLAN

    Subject to the approval of Leapnet's Stockholders of Proposal 2 regarding the Reverse Stock Split, the Board of Directors have approved an amendment to Leapnet's Employee Incentive Compensation Plan which would increase the number of shares of Common Stock, after taking into account the Reverse Stock Split, authorized for issuance thereunder from 2,000,000 to 3,000,000. As of April 12, 2001, after taking into account the Reverse Stock Split, options to purchase 224,073 shares of Common Stock have been exercised under the Incentive Plan, options to purchase 506,585 shares of Common Stock are outstanding under the Incentive Plan, options to purchase 406,675 shares of Common Stock have been forfeited, and 1,269,342 shares of Common Stock remain available for grant thereunder. Leapnet has not granted any options pursuant to the Incentive Plan that are conditioned upon Leapnet's Stockholders approving this amendment to the Incentive Plan.

    The Board of Directors believes that it is desirable for Leapnet to have available under the Incentive Plan additional authorized shares of Common Stock to be used to provide incentives for existing employees as well as employees who may join Leapnet as a result of future acquisitions. Approval of the proposed amendment now will eliminate the delays and expense which otherwise could be incurred if Stockholder approval were required to increase the shares available under the Plan for possible future transactions involving the granting of options.

    The following is a brief summary of certain features of the Incentive Plan, as proposed to be amended, and assumes the Reverse Stock Split has been effected. This summary of the Incentive Plan is subject in its entirety to the specific language of the Incentive Plan, a copy of which is available to any stockholder upon request.

GENERAL

    The Incentive Plan is a flexible plan permitting the issuance of awards in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) stock appreciation rights, which are referred to as SARs, (iii) restricted stock, (iv) deferred stock, (v) bonus stock and awards in lieu of obligations, (vi) dividend equivalents, (vii) other stock-based awards, and (viii) performance awards and cash incentive awards. The purpose of the Incentive Plan is to promote the overall financial objectives of Leapnet and its stockholders by motivating eligible participants to achieve long-term growth in shareholder equity in Leapnet and to retain the association of these individuals.

    The persons eligible to participate in the Incentive Plan are directors, officers, employees and consultants of Leapnet or any of its subsidiaries who, in the opinion of the Stock

Committee of the Board of Directors, contribute to the growth and success of Leapnet or its subsidiaries. The Incentive Plan is administered by the Stock Committee. In the discretion of the Stock Committee, shares of Common Stock subject to an award under the Incentive Plan that remain unissued upon termination of such award, are forfeited or re-received by Leapnet as consideration or the exercise or payment of an award shall become available for additional awards under the Incentive Plan.

    In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of Leapnet, reorganization or other similar event, the Stock Committee will adjust the aggregate number of shares of Common Stock subject to the Incentive Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, performance conditions and other terms of outstanding awards.

    The Board of Directors or the Stock Committee may amend, modify or discontinue the Incentive Plan at any time, except if such amendment
(i) impairs the rights of a participant without the participant's consent, or
(ii) in any manner would disqualify the Incentive Plan from the exemption provided by Rule 16b-3 under the 1934 Act. Any amendment is subject to stockholder approval, if required by applicable law. Any amendment by the Stock Committee is subject to approval of and any limitations imposed by the Board of Directors. The Stock Committee may amend the terms of any award granted under the Incentive Plan (other than, in the case of a stock option, to decrease the option price), subject to the consent of a participant if such amendment impairs the rights of such participant unless such amendment's necessary for Leapnet to obtain pooling of interest accounting treatment in a transaction.

AWARDS UNDER THE INCENTIVE PLAN

    STOCK OPTIONS. Options to purchase no more than 500,000 shares of Common Stock can be granted to any one participant in any fiscal year. Subject to such limitation, the Stock Committee determines the number of shares of Common Stock subject to the options to be granted to each participant. The Stock Committee may grant non-qualified stock options, incentive stock options, or a combination thereof, to the participants. Only persons who on the date of the grant are employees of Leapnet or any parent or subsidiary of Leapnet may be granted options which qualify as incentive stock options. Options granted under the Incentive Plan will provide for the purchase of Common Stock at prices determined by the Stock Committee, but in no event less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns Common Stock possessing more than 10% of the combined voting power of all classes of stock of Leapnet or any parent or subsidiary of the Company, the option price will not be less than 110% of fair market value. No stock option may be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of Leapnet or any parent or subsidiary of Leapnet, such option will not be exercisable later than the fifth anniversary date of its grant. No incentive stock option may be granted later than the tenth anniversary date of the adoption of the Incentive Plan.

    Options granted under the Incentive Plan will be exercisable at such times and subject to such terms and conditions set forth in the Incentive Plan and as the Stock Committee determines or provides in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of Commission Form S-8. The option exercise price is payable by the participant (i) in cash, (ii) in shares of Common Stock having a fair market value equal to the exercise price,
(iii) by delivery of evidence of a note or other indebtedness, (iv) by authorizing Leapnet to retain shares of Common Stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (vi) by any combination of the foregoing. Unless otherwise provided in an option agreement or determined by the Stock Committee, upon termination of a participant's employment with Leapnet due to death or disability, all of such participant's options will be exercisable for the shorter of their remaining term or one year after termination of employment in the case of disability or appointment of a representative in the case of death, and a disabled participant's subsequent death will not affect the foregoing. Unless otherwise provided in an option agreement or determined by the Stock Committee, if a participant retires or involuntarily ceases to be an employee of Leapnet (other than due to death, disability or as a result of termination for cause), all of such participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or 90 days after termination of employment. Unless otherwise provided in an option agreement or determined by the Stock Committee, if a participant voluntarily ceases to be an employee at Leapnet (other than at retirement) or is terminated for cause, all of such participant's options shall terminate immediately.

    Upon receipt of a notice from a participant to exercise an option, the Stock Committee may elect to cash out all or part of any such option by paying the participant, in cash or shares of Common Stock, the following amount: (i) the excess of the fair market value of the Common Stock subject to the unexercised option over the exercise price of the option, multiplied by (ii) the number of shares for which the option is to be exercised.

    STOCK APPRECIATION RIGHTS. A SAR entitles a participant to receive Common Stock, cash or a combination thereof. If granted in conjunction with an option, the exercise of a SAR will require the cancellation of the corresponding portion of the option. SARs may be granted on or after the corresponding grant of non-qualified stock options, but only at the same time as the corresponding grant of incentive stock options. SARs with respect to no more than 500,000 shares of Common Stock may be granted to any one participant in any fiscal year. subject to such limitation, the Stock Committee in its discretion determines the number of SARs awarded to a participant. The Stock Committee determines the terms and conditions of any SAR. The terms and conditions will be confirmed in and be subject to an agreement between Leapnet and the participant. If granted in conjunction with options, a SAR will be exercisable for and during the same period as the corresponding options. Upon exercise of a SAR, a participant will receive an amount in cash, shares of Common Stock or both equal to (i) the excess of the fair market value of the Common Stock over the option price per share (if the SAR is granted in conjunction with an option), multiplied by
(ii) the number of shares of Common Stock subject to the SAR. In the case of a SAR granted on a standalone basis, the Stock Committee will determine in its discretion the value to be used in lieu of the option price. In no event will a SAR granted in tandem with an incentive stock option be exercised unless the fair market value of the common Stock at the time of the exercise exceeds the option price. With respect to participants who are subject to Section 16(b) of the 1934 Act (generally officers and directors of Leapnet), the Stock Committee may require that the SARs be exercised in compliance with Rule 16b-3, including the requirement that a SAR not be exercisable within the first six months of its term. The transferability and termination provisions of a SAR are as set forth above with respect to stock options.

    RESTRICTED STOCK. Restricted Stock awards are grants of shares of Common Stock that are subject to certain restrictions and to a risk of forfeiture. The Stock Committee in its discretion may determine the persons to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each participant, the periods for which Restricted Stock is restricted, and any other restrictions to which the Restricted Stock is subject. The Stock Committee may condition the award of Restricted Stock on such performance goals and other criteria as it may determine. The terms and conditions of the Restricted Stock will be confirmed in and subject to an agreement between Leapnet and the participant. During the restriction period, the Stock Committee may require that the certificates evidencing the Restricted Stock be held by Leapnet. During the restriction period, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than the foregoing restrictions imposed by the Stock Committee, the participant will have all the rights of a holder of Common Stock. If a participant's employment terminates during the restriction period due to death or disability, the restrictions on the Restricted Stock will lapse. If a participant's employment shall terminate for any other reason, unless otherwise agreed by the Stock Committee, the remaining Restricted Stock will be forfeited by the participant to Leapnet.

    DEFERRED STOCK. Deferred Stock awards are grants of rights to receive shares of Common Stock, cash or a combination thereof at the end of a specified deferral period. The Stock Committee in its discretion may determine the persons to whom Deferred Stock shall be granted, the number of shares of Deferred Stock to be granted to each participant, the duration of the period prior to which Common Stock will be delivered, the conditions under which receipt of the Common Stock will be deferred, and any other terms and conditions of the granting of the award. The terms and conditions of the Deferred Stock will be confirmed in and subject to an agreement between Leapnet and the participant. The Stock Committee may condition the award of Deferred Stock on such performance goals and criteria that it may determine. During the deferral period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the deferral period, the Stock Committee may deliver to the participant Common Stock, cash equal to the fair market value of such Common Stock or a combination thereof for the shares covered by the Deferred Stock awards. Cash dividends on Common Stock, subject to Deferred Stock awards, will be automatically deferred and reinvested in Deferred Stock; and stock dividends on Common Stock, subject to Deferred Stock awards, will be paid in the form of Deferred Stock. If a participant's employment terminates during the deferral period due to death or disability, the deferral restrictions will lapse. If a participant's employment terminates for any other reason, unless otherwise agreed by the Stock Committee, the rights to the shares still covered by Deferred Stock awards will be forfeited by the participant.

    BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Stock Committee is authorized to grant shares of Common Stock as a bonus, free of restrictions, or to grant shares of Common Stock or other awards in lieu of Leapnet obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Stock Committee may specify.

    DIVIDEND EQUIVALENTS. The Stock Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Common Stock, other awards or other property equal in value to dividends paid on a specified number of shares of Common Stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares of Common Stock, awards or other investment vehicles specified by the Stock Committee.

    OTHER STOCK-BASED AWARDS. The Incentive Plan authorizes the Stock Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Common Stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of Leapnet or any other factors designated by the Stock Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries. The Stock Committee may determine the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards.

    PERFORMANCE AWARDS, INCLUDING CASH INCENTIVE AWARDS. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions as may be specified by the Stock Committee. In addition, the Incentive Plan authorizes specific cash incentive awards, which represent a conditional right to receive cash upon achievement of pre-established performance goals during calendar years, quarters or other periods specified by the Stock Committee. Performance awards and cash incentive awards granted to persons the Stock Committee expects will, for the year in which a deduction arises, be among the Named Executive Officers, will, if so intended by the Stock Committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by Leapnet under Section 162(m) of the Code. The performance goals to be achieved as a condition for payment or settlement of a performance award or annual incentive award will consist of
(i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each business criteria. In the case of performance awards intended to meet the requirements of Section 162(m), the business criteria used must be one of those specified in the Incentive Plan, although for other participants, the Stock Committee may specify any other criteria. The business criteria specified in the Incentive Plan are: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 or The Nasdaq National Market-U.S. Index; (3) net income;
(4) pre-tax earnings; (5) earnings before interest, depreciation and amortization; (6) pre-tax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;
(7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income before payment of executive bonuses; and (13) working capital.

    In granting cash incentive awards, the Stock Committee may grant awards on an individual basis or may establish an unfunded cash incentive award "pool." In either case, the amount of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described in the preceding paragraph. During the period required by
Section 162(m), the Stock Committee will determine who will potentially receive cash incentive awards for the specified performance period, either individually or out of the pool or otherwise. After the end of the specified performance period, the Stock Committee will determine the amount, if any, of the maximum amount of any potential individual cash incentive award payable to a participant or the maximum amount of potential cash incentive awards payable to each participant in the pool. Pursuant to the amendment and restatement proposed hereby, the maximum cash incentive award payable to any one participant in any fiscal year shall not exceed 10.0% of Leapnet's operating income before payment of executive bonuses for such fiscal year. The Stock Committee may, in its discretion, determine that the amount payable as a final cash incentive award will be increased or reduced from the amount of any potential award, but may not exercise discretion to increase any such amount intended to qualify under
Section 162(m).

    Subject to the requirements of the Incentive Plan, the Stock Committee will determine other performance award and cash incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. All determinations by the Stock Committee relating to performance awards and cash incentive awards will be made in writing with respect to any award intended to qualify under Section 162(m).

    OTHER TERMS OF AWARDS. Awards may be settled in the form of cash, shares, other awards or other property, in the discretion of the Stock Committee. The Stock Committee may accelerate the settlement of any award. The Stock Committee may also require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Stock Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Stock Committee is authorized to place cash, shares of Common Stock or other property in trusts or make other arrangements to provide for payment of Leapnet's obligations under the Incentive Plan. The Stock Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death.

CHANGES IN CONTROL

    Upon the occurrence of a Change in Control (as defined below), the following will occur: (i) all unexercised stock options and SARs will become immediately exercisable, (ii) all restrictions on the Restricted Stock and deferral limitations on the Deferred Stock will lapse, and (iii) the performance goals and other conditions with respect to any outstanding performance award or cash incentive award will be deemed satisfied in full, and such award shall be fully distributable, to the extent provided by the Stock Committee in an award agreement or otherwise. In addition, unless the Stock Committee provides otherwise in an option agreement, after the Change in Control a participant will have the right to surrender all or part of the outstanding awards and receive in cash from Leapnet the following amount for each award: (i) the excess of the Change in Control Price over the exercise price of the award, multiplied by
(ii) the number of shares of Common Stock subject to the award. The "Change in Control Price" is the higher of (i) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed or on The Nasdaq National Market during the 60-day period prior to and including the Change of Control, or (ii) if the Change in Control event is a tender offer, merger or other reorganization, the highest price to be paid per share of Common Stock in such transaction. For purposes of the Incentive Plan, a "Change in Control" is deemed to have occurred if (i) any corporation, person or other entity (other than Leapnet, a majority-owned subsidiary of Leapnet or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by Leapnet), including a "group" as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner of stock representing more than the greater of (a) 50% of the combined voting power of Leapnet's then outstanding securities or (b) the percentage of the combined voting power of Leapnet's then outstanding securities which equals (1) 10% plus
(2) the percentage of the combined voting power of Leapnet's outstanding securities held by such corporation, person or entity on the effective date of the Incentive Plan; (ii)(a) the Stockholders of Leapnet approve a definitive agreement to merge or consolidate Leapnet with or into another corporation other than a majority-owned subsidiary of Leapnet, or to sell or otherwise dispose of all or substantially all of Leapnet's assets, and (b) the persons who were the members of the Board of Directors of Leapnet prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (iii) the Stockholders of Leapnet approve a plan of liquidation; or (iv) within any period of 24 consecutive months, persons who were members of the Board of Directors immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors immediately prior to such 24-month period and who constituted a majority of the Board of Directors at the time of such election, cease to constitute a majority of the Board.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

    The following summary of Federal income tax consequences with respect to awards under the Incentive Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

    STOCK OPTIONS. There are generally no Federal income tax consequences either to the participant or to Leapnet upon the grant of a stock option. On exercise of an incentive stock option, the participant will not recognize any income and Leapnet will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the participant under the alternative minimum tax provisions of the Code. Generally, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the participant will recognize compensation income and Leapnet will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, Leapnet will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the participant will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price, or the "spread," will generally be taxable to the participant as compensation income and will generally be deductible for tax purposes by Leapnet. In determining the amount of the spread or the amount of consideration paid to the participant, the fair market value of the Common Stock on the date of exercise generally is used. However, in the case of a person subject to Section 16(b) of the Exchange Act, the fair market value will be determined six months after the date on which the option was granted if such date is later than the exercise date, unless such participant elects to be taxed based on the fair market value at the date of exercise. Any such election, a "Section 83(b) Election", must be made and filed with the IRS within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. Leapnet, in computing its Federal income tax, will be entitled to a deduction in an amount equal to the compensation taxable to the participant.

    STOCK APPRECIATION RIGHTS. Upon the grant of a SAR, the participant will not recognize any taxable income and Leapnet will not be entitled to a deduction. Upon the exercise of a SAR, the consideration paid to the participant upon exercise of the SAR will constitute compensation taxable to the participant as ordinary income. In determining the amount of the consideration paid to the participant upon the exercise of a SAR for Common Stock, the fair market value of the shares on the date of exercise generally is used. However, in the case of a person subject to 16(b) of the Exchange Act, the fair market value will be determined six months after the date on which the SAR was granted if such date is later than the exercise date, unless such participant makes a Section 83(b) election to be taxed based on the fair market value at the date of exercise. Leapnet, in computing its Federal income tax, generally will be entitled to a deduction in an amount equal to the compensation taxable to the participant.

    OTHER AWARDS. With respect to awards granted under the Incentive Plan that result in the payment or issuance of cash or shares of Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time at which the participant will be liable for income taxes with respect to such payment or issuance. Leapnet generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. With respect to awards involving the issuance of shares of Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Leapnet will be entitled to a deduction in an amount equal to the ordinary income received by the participant. A participant may make a Section 83(b) election to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture. However, if the participant subsequently forfeits such shares or property, such participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which such participant previously paid tax. The participant must file the Section 83(b) election with the Internal Revenue Service within 30 days of the receipt of the shares or other property.

    SECTION 162(M) OF THE CODE. Section 162(m) of the Code generally disallows a public company's tax deduction for compensation to the Named Executive Officers in excess of $1,000,000 in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the company that pays it.

    Leapnet intends that options, SARs granted with an exercise price equal to at least 100% of fair market value of the underlying shares at the date of grant, and annual incentive awards and certain long-term performance-based awards granted to employees whom the Stock Committee expects to be Named Executive Officers at the time a deduction arises in connection with such awards, qualify as "performance-based compensation." Accordingly, such awards should not be subject to the Section 162(m) deductibility cap of $1,000,000. Other awards may be granted under the Incentive Plan which do not qualify as "performance-based compensation" that is fully deductible by Leapnet under
Section 162(m), so that compensation paid to persons who are Named Executive Officers in connection with such awards will, to the extent such compensation and other compensation subject to the Section 162(m) deductibility cap in a given year exceeds $1,000,000, be subject to the Section 162(m) deductibility cap. In the event any payments or rights accruing to a participant upon a Change in Control as defined in the Incentive Plan, or any other payments awarded or accelerated under the Incentive Plan, constitute "parachute payments" under
Section 280G of the Code, depending upon the amount of such payments accruing and the other income of the participant from Leapnet, the participant may be subject to a 20% excise tax (in addition to ordinary income tax) and Leapnet may be disallowed a deduction for the amount of any excess parachute payment.

    The Board of Directors recommends that Stockholders vote FOR approval of the amendment to Leapnet's Employee Incentive Compensation Plan.

PROPOSAL 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Arthur Andersen LLP has been appointed by Leapnet's Board of Directors to serve as the independent auditors for Leapnet and its subsidiaries for the year ending December 31, 2001. The appointment is being submitted to the Stockholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to Stockholders' questions and to have the opportunity to make any statements they consider appropriate.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee is presently composed entirely of non-employee directors. The members of the Audit Committee meet the independence and experience requirements of Nasdaq National Market. The Audit Committee met two times during the eleven month period ending December 31, 2000, and all of the then current members of the Committee attended the meetings. In July 2000 and February 2001, the Audit Committee met, reviewed and approved the scope of Arthur Andersen LLP's professional services rendered to Leapnet. Arthur Andersen LLP has acted as auditors for Leapnet since April 1996.

    The Audit Committee discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    The Audit Committee has received and reviewed written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

    The Audit Committee has adopted, and the Board of Directors has approved, a charter outlining the practices it follows. A copy of the charter is attached as Appendix 2 to this proxy statement.

    The Committee's agenda is established by the Committee's Chairman and the Chief Financial Officer. The Committee with Leapnet's Chief Financial Officer and the independent auditors have reviewed the overall audit scope and plan, the results of internal and external audit examinations, evaluations by the auditors of Leapnet's internal controls, and the quality of Leapnet's financial reporting.

    The Chief Financial Officer has reviewed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements. In meetings with representatives of the independent auditors, the Committee asks them to address, and discusses their responses to various questions that the Committee believes are relevant to its oversight. The Committee believes that, by its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

    In performing its functions, the Audit Committee acts only in an oversight capacity. The Committee does not complete its reviews prior to Leapnet's public announcements of financial results, and the Committee, in its oversight role, relies on the assurances of the Leapnet's financial management, which has primary responsibility for financial statements and reports, and of the independent auditors, who in their report, express an opinion on the conformity of Leapnet's annual financial statements to generally accepted accounting principles.

    In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Leapnet's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Peter Poli, Chairman
Charles F. Moran
Charles J. Ruder

AUDIT FEES AND OTHER FEES

    Fees for the last annual audit were approximately $310,000, and all other fees were approximately $191,000, including tax related services of approximately $165,000.

    We have been advised by Arthur Andersen LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in Leapnet or its subsidiaries.

    One or more of the representatives of Arthur Andersen LLP will be present at this year's Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR the appointment of Arthur Andersen LLP as the independent auditors for the year ending December 31, 2001. In view of the difficulty and expense involved in changing independent accountants on short notice, if the appointment is not approved, it is contemplated that the appointment for the year ending December 31, 2001 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval of the resolution will be considered as advice to the Board to select other independent accountants for the following year.

OTHER MATTERS

    The Board of Directors does not intend to bring any other business before the Meeting. As to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the person voting such proxies.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Stockholders may submit proposals for Stockholder action at Leapnet's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. It is expected that the 2002 Annual Meeting of Leapnet will be held in June 2002. Stockholders who intend to present proposals at the 2002 Annual Meeting, pursuant to Securities and Exchange Commission Rule 14a-8 must send notice of their proposal so that it is received by Leapnet more than 120 days prior to May 10, 2002. Stockholders who intend to present proposals at the annual meeting other than pursuant to Rule 14a-8 must comply with the notice provisions in Leapnet's bylaws. These notice provisions require that, for a proposal to be properly brought before the 2002 Annual Meeting, the proposal must be received by Leapnet not less than 60 days nor more than 90 days prior to May 10, 2002. Stockholders proposals should be sent to the Corporate Secretary of Leapnet at 420 West Huron Street, Chicago, Illinois 60610.

    Leapnet will furnish without charge to each person whose proxy is solicited, and to each person representing that as of the record date for the Annual Meeting he or she was a beneficial owner of shares entitled to be voted at the Annual Meeting, upon written request, a copy of Leapnet's 2001 Annual Report to Stockholders and Annual Report on Form 10-K, including the financial statements and schedules included therein. Such written request should be directed to Leapnet, Inc., Attention: Investor Relations, 420 West Huron Street, Chicago, Illinois 60610.

                                                                      APPENDIX 1

                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 LEAPNET, INC.

    The undersigned, the Chief Executive Officer of Leapnet, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

    1.  The name of the Corporation is Leapnet, Inc.

    2. Article IV.A. of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") is hereby amended by adding to the end of Article IV.A. the following:

            Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date"), all shares of Common Stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively "Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each five (5) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than five (5) Shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by five (5), does not result in a whole number (a "Fractional Share Holder"), the fractional share interest of New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be cancelled and such Fractional Share Holder shall be entitled to receive an amount in cash equal to the product of (i) the fractional share which such Fractional Share Holder would otherwise be entitled to, multiplied by (ii) the average of the last sales price per share of the Existing Common Stock on the twenty trading days immediately prior to the Effective Date, or if no such sales take place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq National Market. No interest shall be payable on such cash amount.

            The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock.

            From and after the Effective Date, the term "New Common Stock" as used in this Article IV shall mean Common Stock as provided in the Certificate of Incorporation.

    3. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the By-laws of the Corporation at a meeting of the Board of Directors of the Corporation on April 26, 2001, at which a quorum was present and acting throughout. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

    4. At the Annual Meeting of the Stockholders of the Corporation held on June 5, 2001, duly called and held in accordance with the provisions of
       Section 222 of the General Corporation Law of the State of Delaware, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with
       Section 242 of the General Corporation Law of the State of Delaware.

    5. This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

    The undersigned, being the Chief Executive Officer of the Corporation, for purposes of amending its Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on ______________, 2001.

                                                       LEAPNET, INC.

                                                       By:
                                                            ----------------------------------
                                                            Name: Robert M. Figliulo
                                                            Title: CHAIRMAN OF THE BOARD AND
                                                            CHIEF EXECUTIVE OFFICER

ATTEST:

-------------------------------------------
Robert C. Bramlette
CHIEF LEGAL OFFICER AND SECRETARY

                                                                      APPENDIX 2

                                 LEAPNET, INC.
                            AUDIT COMMITTEE CHARTER

I. PURPOSE

    The primary function of the Audit Committee (Committee) is to assist the Board of Directors (Board) in fulfilling its oversight responsibilities to shareholders, the investment community, and creditors in relation to the quality and integrity of the corporation's financial reporting, disclosures, regulatory compliance, and internal control environment. In performing its duties, the Committee will provide an open avenue of communication between the Board, independent auditors, and financial management.

II. COMPOSITION

    The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent as defined by the NYSE. A director who does not meet the independence requirements may be appointed to the Committee if the Board determines that the individual's inclusion is in the best interest of the corporation--this "override" is available only to former officers and their immediate family members and is limited to one member of the Committee.

    All members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee. "Financial literacy" is defined as the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Committee shall have accounting or related financial management expertise-- whereas "expertise" is meant to include being or having been a CEO or other senior officer with financial oversight responsibilities.

    The Board shall elect the members of the Committee and, unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by a majority of the full Committee membership.

III. MEETINGS

    The Committee shall meet regularly, with special meetings called as circumstances warrant--at a minimum, the Committee shall meet twice per year. At least twice per year, at a minimum, the Committee shall meet independently with senior financial management, and the independent auditors to discuss any matters the Committee or one of these parties believes should be discussed privately.

IV. REPORTING RESPONSIBILITIES

    The independent auditor is ultimately accountable to the Committee in their fiduciary role as representatives of the shareholders and the full Board. As such, the Committee has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditor. In addition, the Chief Financial Officer has the direct reporting responsibility to the Committee and the Committee shall review and approve any personnel change in this position.

V. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS AND REPORTS

    1. Maintain a formal written charter that is approved by the full Board and review and reassess the adequacy of the charter on an annual basis. This charter shall specify the scope of the Committee's responsibilities and define how it carries out those responsibilities.

    2. Review with senior financial management and the independent auditors the corporation's annual audited financial statements and the auditor's opinion rendered with respect to such financial statements. Recommend to the full Board the inclusion of such financial statements in the annual report on Form 10-K.

    3. Review material findings reported to management by the internal audit department and management's subsequent responses.

    4. Review the independent auditor's annual management recommendation letter, including management responses.

                               ANNUAL AUDIT SCOPE

    1. Monitor the coordination of external audit efforts and ensure adequate audit coverage of key business and financial risk areas.

    2. Review the overall scope and focus of the annual external audit plan and request modifications as necessary.

    3. Review progress towards completion of the external audit plan at each Committee meeting.

                            AUDIT COMMITTEE MEETINGS

    1. Review and agree upon meeting agendas in advance of Committee meetings. The Chair of the Committee may represent the entire Committee when establishing agendas.

    2. Ensure meeting agendas and related supporting documentation are distributed at least one week in advance of meetings.

    3. Distribute Committee meeting minutes to full Board for discussion at such meetings.

                            INDEPENDENT ACCOUNTANTS

    1. Discuss with the independent accountants the auditor's business relationships with the corporation and the nature of non-audit services provided to the corporation and the nature of non-audit services provided to the corporation that may impact the objectivity and independence of the auditor. Recommend that the full Board take appropriate action when required.

    2. Require a formal written statement from the independent auditor delineating all relationships between the auditor and the corporation, including those that may impact objectivity and independence.

    3. Recommend to the full Board the selection of the independent auditor, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditor.

    4. Discuss with the independent auditor both the acceptability and QUALITY of the accounting principles applied in the corporation's financial reporting. Such discussion shall cover all items required under SAS 61, including: (a) the clarity of the company's financial disclosures;
       (b) degree of aggressiveness or conservatism of the company's application of accounting principles and underlying estimates; (c) all significant differences in opinion between management and external auditors;
       (d) unrecorded audit adjustments, and; (e) other significant decisions made by management in preparing financial disclosures.

    5. Periodically consult with the independent auditor outside the presence of internal management about internal controls and the fullness and accuracy of the organization's financial statements.

    6. Ensure the independent auditors have conducted a SAS 71 interim financial review prior to the company's filing of its Form 10-Q.

                           SEC REPORTING REQUIREMENTS

    1. Report annually in the proxy that we have: (a) reviewed and discussed the company's audited financial statements with management;
       (b) discussed SAS 61 items, including the quality of accounting principles, with the independent auditors; and (c) recommend to the Board the inclusion of the financial statements in the annual report on Form 10-K.

                               [LEAPNET GRAPHIC]


               PROXY SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory hereby appoints Robert C. Bramlette, or his substitutes with full power of substitution, as attorney and proxy to vote all shares of common stock which the signatory is entitled to vote, with all powers which the signatory would possess if personally present, at the Annual Meeting of Stockholders of Leapnet, Inc. (and any adjournments thereof) to be held at the office of Leapnet, Inc., 420 W. Huron Street, Chicago, IL 60610, on June 5, 2001 at 9:00 a.m., upon the matters referred to on the reverse side and, in his discretion, upon such other matters as may properly come before the Meeting.

This Proxy when properly executed will be voted as directed. If no direction is specified, this Proxy will be voted FOR election of the Nominees to the Board of Directors; FOR an amendment to Leapnet's Restated Certificate of Incorporation to effect a reverse stock split of Leapnet's outstanding Common Stock, whereby Leapnet will issue one new share of Common Stock in exchange for five shares of the outstanding Common Stock; FOR an amendment to Leapnet's Employee Incentive Compensation Plan that would increase the number of shares of Common Stock available for issuance under the Plan; and FOR ratification of Arthur Andersen LLP as independent auditors. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                              FOLD AND DETACH HERE





                                                ANNUAL
                                                MEETING OF
ADMISSION TICKET                                STOCKHOLDERS

                                                TUESDAY, JUNE 5, 2001
                                                9:00 A.M. CENTRAL TIME

[LEAPNET LOGO]                                  LEAPNET, INC.
                                                420 W. HURON ST.
                                                CHICAGO, ILLINOIS 60610


                   PLEASE PRESENT THIS ORIGINAL FOR ADMISSION.
                        PHOTOCOPIES WILL NOT BE ACCEPTED.
                       YOU MAY BE ASKED FOR IDENTIFICATION
                            AT THE TIME OF ADMISSION.

[ X ] Please mark your votes as in this example.

This proxy when properly executed will be voted as directed. If no direction is specified, this Proxy will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the Nominees listed below and FOR Proposals 2, 3 and 4.

                                                FOR               WITHHELD
1.   Election of Directors                     [ _ ]               [ _ ]
      Class II Nominees:
         Robert M. Figliulo
         David A. Figliulo

For, except vote withheld from the following nominees(s): ____________________



2.    To approve an amendment
      to Leapnet's Restated            FOR        AGAINST          ABSTAIN
      Certificate of
      Incorporation to effect         [ _ ]        [ _ ]            [ _ ]
      a reverse stock split of
      Leapnet's outstanding
      Common Stock, whereby
      Leapnet will issue one
      new share of Common
      Stock in exchange for
      five shares of the
      outstanding Common
      Stock.


3.    To approve an amendment         FOR        AGAINST          ABSTAIN
      to Leapnet's Employee
      Incentive Compensation         [ _ ]        [ _ ]            [ _ ]
      Plan that would increase
      the number of shares of
      Common Stock available
      for issuance under the
      Plan.


4.    Ratification of the             FOR        AGAINST          ABSTAIN
      Appointment of Arthur
      Andersen LLP as                [ _ ]        [ _ ]            [ _ ]
      independent auditors

In their discretion, the persons named in the enclosed form of Proxy and acting thereunder are authorized to vote on such other matters as may properly come before the Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place. The persons named in the enclosed form of Proxy and acting thereunder will have discretion to vote for those matters in accordance with their best judgment to the same extent as the person signing the Proxy would be entitled to vote.


                                               YES           NO
I WILL BE ATTENDING THE ANNUAL
 MEETING TO BE HELD ON JUNE 5, 2001.          [ _ ]        [ _ ]


SIGNATURE(S) _________________________                  DATE__________________
       Please sign exactly as your name appears. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.


The signatory hereby acknowledges receipt of the accompanying Notice of Annual of Meeting of Stockholders and Proxy Statement.

-------------------------------------------------------------------------------

 IMPORTANT: THIS IS YOUR PROXY CARD: CAREFULLY FOLD AND TEAR ALONG PERFORATION.


                PLEASE SIGN AND RETURN THIS PROXY CARD
                   PROMPTLY IN THE ENCLOSED ENVELOPE.

                           [LEAPNET GRAPHIC]

To Our Stockholders:

Whether or not you are able to attend the Annual Meeting of Stockholders, it is important that your shares be represented. Accordingly, please complete and sign the Proxy Voting card printed above, tear at the perforation and mail the card in the enclosed postage-paid envelope address to Leapnet, Inc., c/o First Chicago Trust Company of New York, a division of EquiServe.